Exhibit 97

CORPORATE POLICY	NUMBER 2	PAGE 1 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

I.OVERVIEW AND PURPOSE

This Compensation Recoupment Policy (the “Recoupment Policy”) provides for the recoupment by Vista Outdoor Inc. (“Vista” or the “Company”) of incentive-based compensation under certain circumstances. Vista is establishing this policy to align the interests of executive officers of the Company with those of shareholders, to create and maintain a culture that emphasizes integrity and accountability and to enforce the Company’s pay-for-performance compensation philosophy. The Recoupment Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

The Recoupment Policy applies to all Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, as each of those terms is defined herein, and during the applicable recoupment period described herein, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. It also applies to Incentive-Based Compensation received by any employee that allows or is engaged in certain criminal misconduct.

II.POLICY Administration
The Board of Directors (the “Board”) or the Management Development and Compensation
Committee of the Board (the “Committee”) shall administer the Recoupment Policy. Any references herein to the Board shall be deemed references to the Committee, if applicable. The Board is authorized to interpret and construe the Recoupment Policy and to make all determinations and rules as it deems to be necessary or advisable for its administration. It is intended that the Recoupment Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange (“NYSE”). Any determinations made by the Board shall be final and binding on all affected individuals.

Executive Officers

The Recoupment Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, the definition of executive officer set forth in Rule 10D-1 and the Listing Standards (“Covered Executives”), and such other employees

CORPORATE POLICY	NUMBER 2	PAGE 2 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

who may from time to time be deemed subject to the Recoupment Policy by the Board. For purposes of the Recoupment Policy, “executive officers” include those encompassed within the definition of “officers” under Rule 16a-1(f) of the Exchange Act.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, as defined herein, the Board will promptly require reimbursement or forfeiture of any Excess Incentive Compensation, as defined herein, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, and including any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, except that a transition period comprising a period of at least nine months shall count as a full fiscal year. The Recoupment Policy applies to all Incentive-Based Compensation received by a Covered Executive (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation; and (iii) while the Company has a listed class of securities.
Recovery of amounts under the Recoupment Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or that such Covered Executive is responsible for any error associated with an Accounting Restatement.

Any action by the Company to recover Excess Incentive Compensation under this Recoupment Policy from a Covered Executive shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.

For purposes of the Recoupment Policy, an “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Also for purposes of the Recoupment Policy, the date on which the Company is required to prepare an Accounting Restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other

CORPORATE POLICY	NUMBER 2	PAGE 3 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed.

Excess Incentive Compensation: Amount Subject to Recovery

The amount subject to recovery (the “Excess Incentive Compensation”) is the excess of the Incentive- Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive- Based Compensation that would have been paid to the Covered Executive had it been based on the restated results. Excess Incentive Compensation shall be determined by the Board without regard to any taxes paid by the Covered Executive with respect to the Excess Incentive Compensation.

For Incentive-Based Compensation based on stock price or total shareholder return: (i) the Board shall determine the amount of the Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is received for purposes of the Recoupment Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of the Recoupment Policy, Financial Reporting Measures include, but are not limited to, the following, and any measures derived from the following: revenues; earnings before interest, taxes, depreciation and amortization; net income; Company stock price; and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

Method of Recoupment

The Board shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, which may include without limitation:

CORPORATE POLICY	NUMBER 2	PAGE 4 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

(a)seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid,

(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards,

(c)cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid,

(d)cancelling or offsetting against any planned future cash or equity-based awards,

(e)forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, and

(f)any other method authorized by applicable law or contract.

Subject to compliance with any applicable law, the Board may recover amounts under the Recoupment Policy from any amount otherwise payable to the Covered Executive.

For the avoidance of doubt, any Excess Incentive Compensation received by a Covered Executive that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Recoupment Policy. To the extent that the application of this Recoupment Policy would provide for recovery of Excess Incentive Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or Other Clawback Policies, the amount the relevant Covered Executive has already reimbursed the Company shall be credited to the required recovery under this Recoupment Policy.

The Company is authorized and directed pursuant to the Recoupment Policy to recoup Excess Incentive Compensation in compliance with the Recoupment Policy unless the Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing the Recoupment Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Board must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or

CORPORATE POLICY	NUMBER 2	PAGE 5 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

No Indemnification of Covered Executives

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Excess Incentive Compensation. The Company is prohibited from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss.

Board Indemnification

Any members of the Board or its delegates shall not be personally liable for any action, determination or interpretation made with respect to the Recoupment Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or its delegates under applicable law or Company organizational documents and policy.

Criminal Misconduct; Additional Recoupment

Without limitation of any of the other provisions of the Recoupment Policy, if the Board has determined that any current or former employee of the Company (i) has engaged in criminal misconduct, or (ii) both (a) had supervisory authority over employee(s) or a business area engaged in criminal misconduct and (b) knew of, or was willfully blind to, such criminal misconduct, the Board may seek recoupment of payouts of Incentive-Based Compensation from the employee. For this purpose, “Criminal Misconduct” shall include any violation of applicable law that falls under the category of misdemeanor or felony, regardless of whether an Accounting Restatement has occurred. The amount that may be recovered will be the Incentive-Based Compensation paid during the period in which the criminal misconduct commenced or continued uncured.

Additionally, the Board may, in its discretion, seek recoupment of compensation from other employees who are not Covered Executives (individually, a “Responsible Party”) in the event of an Accounting Restatement or financial irregularities causing a revision of performance metrics upon which compensation is based. The Board shall review and determine how the Responsible Party’s compensation may have been affected by the Accounting Restatement or financial irregularities, the circumstances, and whether recoupment should be pursued. The Board may determine the method of

CORPORATE POLICY	NUMBER 2	PAGE 6 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

recoupment from a Responsible Party, including without limitation from the methods for Covered Executives listed within the Recoupment Policy.

Notwithstanding anything to the contrary herein, the requirements of the section entitled “Recoupment; Accounting Restatement” shall control as to Accounting Restatements and any treatment of Incentive- Based Compensation of Covered Executives as a result.

Not Exclusive Remedy

The recoupment of Incentive-Based Compensation pursuant to the Recoupment Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies. The Recoupment Policy shall not replace and shall be in addition to any rights of the Company to recoup amounts from Covered Executives under applicable laws and regulations.

Incorporation of Policy

The Recoupment Policy as it relates to Accounting Restatement shall be effective as of the effective date of the Listing Standards, and the Recoupment Policy as it relates to Criminal Misconduct shall be effective as of the publication date of this Policy (the “Effective Date”).

In order to receive Incentive-Based Compensation, the Board may require that a Covered Executive explicitly acknowledge that any Incentive-Based Compensation granted to the Covered Executive is subject to the Recoupment Policy. The Company, in its discretion, may incorporate the requirements of the Recoupment Policy into any applicable award statement, award agreement or terms and conditions of any Incentive-Based Compensation granted by the Company, but such requirements shall not be required to be incorporated in order to make this recoupment obligation valid.

Amendment and Termination

The Board may amend the Recoupment Policy from time to time in its discretion and shall amend the Recoupment Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, to comply with any rules or standards adopted by NYSE, and to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate the Recoupment Policy at any time.

CORPORATE POLICY	NUMBER 2	PAGE 7 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

Severability

The provisions in the Recoupment Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of the Recoupment Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Governing Law

The Recoupment Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

Successors

The Recoupment Policy and determinations and decisions made by the Board pursuant to this Recoupment Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Exhibit Filing Requirement

A copy of the Recoupment Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

III.REFERENCE DOCUMENTS

Implementing Policies / Procedures:

•None
Additional References:

•Section 10D of the Securities Exchange Act of 1934
•Rule 10D-1 promulgated under the Exchange Act
•Rule 16a-1(f) of the Exchange Act
•Section 303A.14 of the New York Stock Exchange Listed Company Manual

CORPORATE POLICY	NUMBER 2	PAGE 8 of 8	DATE 08/09/2023
Function Legal	Sub Category: Securities & Governance
Subject Compensation Recoupment Policy

•Section 409A of the Internal Revenue Code
•Section 304 of the Sarbanes-Oxley Act

IV.POLICY OWNER / ORIGINAL POLICY DATE

Policy Owner: VP, General Counsel and Corporate Secretary
Original Date: